EXHIBIT 10.1

Effective November 12, 2008

PRIVATE AND CONFIDENTIAL

VIA COURIER

John Boyer

Dear John:

On behalf of ActivIdentity (Canada) Inc. (“ActivIdentity” or “the Company”), we are very pleased to confirm your promotion to the position of Senior Vice President, Engineering.

Since your new position involves additional responsibilities and a higher level of exposure to the Company’s business secrets, we require you to formally agree to written terms and conditions of employment provided herein as a condition of and in consideration of this promotion and the increased compensation to be provided to you. This letter provides the details of those new terms of employment and the procedure for returning your acceptance.  Please read it carefully, and let us know if you have any questions.  Once you have signed and returned it, it will become a binding agreement between you and the Company (referred to herein as this “Agreement”).

1.             Position and Reporting Relationship: You will be employed in the position of Senior Vice President, Engineering, reporting  to the CEO, currently, Grant Evans, and will perform those duties that are assigned to you from time to time.  As discussed, in your new role you will be employed in Canada for approximately the next 24 months, before transferring to the United States. During your time in Canada, you agree to travel to the United States approximately four weeks per quarter, as well as 2 weeks per quarter to France. The Company may delay your transfer date if business circumstances warrant it. Before your transfer to the United States you will be provided with a new offer letter which will replace this offer letter, in its entirety.

2.             Base Salary: Your new base salary will be $205,000 CDN.  Your base salary will continue to be paid on a twice-monthly basis, less all applicable tax withholdings and statutory and other deductions.

3.             Company Bonus Plan: You will be eligible to participate in the Company’s Corporate Incentive Bonus Plan, (the “Bonus Plan”) at 30% of your base salary, pro-rated from the effective date of your promotion. The Bonus Plan is discretionary.  The Company’s determination of all elements of such Bonus Plan, including, but not limited to, individual eligibility and calculation of compensation amounts, will be final and binding on all participants.

4.             Company Benefit Plans:

(a)           You will continue to be eligible to participate in those group benefit plans that you currently participate in.  Any premiums or expenses paid for these benefits are borne by the Company.  However, some or all of these premiums or expenses paid are a taxable benefit to the employee.

 (b)          In this Agreement, all of the above employee benefits are collectively referred to as “Company Benefit Plans”.  Any payments, rights or entitlements under the Company Benefit Plans will be governed by the terms of the formal plan documents or policies establishing the benefit in issue and your rights on termination of employment with respect to the Company Benefit Plans will be governed by Paragraph 11 of this Agreement.

5.             Other Benefits:

Stock Options:  At the Board of Directors meeting following your date of hire, the Company’s management will recommend to the Board of Directors that it issues you an option grant to purchase 250,000 shares of ActivIdentity Common Stock; the exercise price of the option shall be set and approved by the Board of Directors at that meeting.  Options will be issued pursuant to the terms of the Company’s U.S. Stock Option Program.

6.             Vacation:  You will continue to be entitled to vacation as per the Company’s vacation policy.

7.             Full Time and Attention: It is expected that you will devote yourself exclusively to the Company’s business.  Therefore you agree that you will not be employed or engaged in any capacity in any other business without the prior written permission of the Chief Executive Officer of the Company.

8.             Company Policies: You agree that you will adhere to all policies, rules, systems and procedures which are in place at the Company.  Particularly, you agree to adhere to the standard policies, rules, systems and procedures of the Company, as well as all other relevant Company policies (the “Policies”).  You will continue to be provided with the necessary documents or computer links to the Policies.

9.             Changes:  Please note that as circumstances change, the Company may also make changes to certain terms and conditions of your employment.    For example, we may change your reporting relationships, your duties or responsibilities, or the location of your employment.   In addition, we reserve the right to unilaterally change the terms and conditions of any Company Policies, as well as any benefit plan or program, and/or bonus,  incentive or other compensation scheme (including, but not limited to, the Bonus Plan, and the Company Benefit Plans).  However, we agree that we will only make such changes after providing you with ninety (90) days of advance written notice (unless the change(s) are not material, or are permitted to be made without advance notice under applicable law).  You understand and agree that any such changes shall not constitute a constructive dismissal of your employment.  (For purposes of this Paragraph, reference to change also means discontinuance).

10.          Termination: It is important that you be aware of and agree to our termination policy. All of the termination provisions set out below will apply throughout your employment with the Company, even if your position, duties and responsibilities or compensation change significantly while you are with us.  Of course, all of your prior service with the Company and its predecessors will be recognized when the Company determines your entitlements, if any, under this Paragraph.

(a)           Voluntary Termination: You may terminate your employment at any time by giving the Company four (4) weeks’ prior written notice; however, it is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept your resignation at an earlier effective date.  If we do so, you will be paid only to the date upon which we waive your notice.

(b)           Termination for Cause:  The Company may terminate your employment for just cause, at any time, without notice or pay in lieu of notice or benefit continuation.    The failure by the Company to rely on this provision in any given instance shall not constitute a precedent or be deemed a waiver.

(c)           Without Cause Termination:  The Company may terminate your employment in its sole discretion for any reason, without just cause, upon providing you with the greater of:

(i)            that amount of advance notice (or pay in lieu) plus any severance pay to which you are entitled under the Employment Standards Act of Ontario, as it may be amended from time to time (the “ESA”); or

(ii)           three (3) weeks of advance notice (or pay in lieu) for every year of service, pro-rated for partial years, with a cap at 45 weeks of advance notice (or pay in lieu).

In addition, we will continue your participation in the Company Benefit Plans for the notice period required by the ESA only, subject to any limitations and exclusions set by the Company’s insurers.

This termination provision includes any entitlement you may have to common law notice or pay in lieu and to termination and/or severance pay under the ESA.  The decision to provide actual notice or pay in lieu, or any combination thereof, and the method of pay in lieu, shall be in the sole discretion of the Company.   However, statutory pay in lieu of notice and statutory severance pay to which you are entitled will be paid to you as required by the ESA.

Where we provide pay in lieu of notice, that payment will be based on your base salary only.  Any other form of compensation (including payments under any bonus plan) will not be considered part of your base salary, save and except for purposes of calculating those payments required to be provided on termination pursuant to the ESA and then only to the extent so required by the ESA.   Your rights and entitlements under any other applicable compensation plans or programs (including any bonus plan) shall terminate effective as of the date of your termination of employment, or as of the date you receive notice of termination, if pay in lieu of notice is provided.  In the event of any inconsistency between this provision and the language of the applicable compensation plan or program, this provision will prevail.

11.          Confidential Information: Except in the normal and proper course of your duties hereunder, you will not use for your own account or disclose to anyone else, during or after your employment, any Confidential Information.  “Confidential Information” includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company, which you obtain from the Company, its Board of Directors, or its officers or employees, agents, suppliers or customers or otherwise by virtue of your employment by the Company or by the Company’s predecessors, relating to the Company’s operations or the business of the Company and not generally known outside of the Company:  corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, strategies, methods, customers, customer lists, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including improvements, inventions, discoveries, formula, processes, methods, know-how and trade secrets; technical information, including technical drawings and designs and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. Furthermore, it is expressly acknowledged that you will not remove Confidential Information from the premises of the Company other than is necessary to perform your normal work requirements without the written consent of the Company and you must return any Confidential Information at the Company’s request.  A breach of these obligations of confidentiality will be regarded by the Company as serious misconduct and if the Company’s business is seriously prejudiced as a result of such breach, the Company reserves the right to take legal action against you in respect of the breach.

12.          Work Product and Copyright: You agree that any and all improvements, derivations, inventions, designs, discoveries, formulae, processes, operations data, customer lists, software programs, methods, know-how, confidential information, trade secrets, business information and financial data and other proprietary information (collectively, “Work Products”) relating to the business of the Company, which you may conceive or make or have conceived or made already (whether alone or in conjunction with any other employee or employees of the Company or any other person) during your employment with the Company, shall be (or was) original and will not (or did not) incorporate any intellectual property or violate any rights of any third party and all right, title and interest in any Work Product or other developments created by you during your employment which are related to such Work Product shall be (and is) vested and owned exclusively by the Company.  You shall, immediately disclose all Work Products to the Company, and shall, whenever requested to do so by the Company and without any obligation on the part of the Company to pay any royalty or other compensation to you, at the Company’s expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate in order to: apply for, obtain, maintain, enforce or defend letters patent in Canada or in any foreign country for any Work Product or any part or parts thereof; or assign, transfer, convey or otherwise make available to the Company the sole and exclusive rights, title and interest in and to any Work Product or any part or parts thereof.  You also agree to and do hereby waive in whole any moral rights which you may have in the Work Products or any part or parts thereof, including but not limited to the right to the integrity of the works, the right to be associated with the works as its author by name or under a pseudonym and the right to remain anonymous.  Nothing contained in this Section shall limit any statutory or other right of the Company in relation to such Work Products. You acknowledge that all original works of authorship which are or have been made by yourself (solely or jointly with others) within the scope of your employment and which are protectable by copyright are “works made in the course of employment” pursuant to subsection 13(3) of the Canadian Copyright Act.

13.          Privacy:  You understand and consent that the Company and its affiliates may collect, use or disclose personal information about you as required for those purposes necessary for the conduct of the employment relationship (including benefits administration) (“Employee Personal Information”).  Examples of these purposes include, but are not limited to:  recruitment, promotion, training or career development; contacting next of kin in event of emergency; employment administration; pensions and benefits administration; work planning and management; provision of references to potential employers, financial institutions, or educational establishments; performance development reviews and other performance assessments, appraisals, etc.; and photographs used for identification cards, management reports or employee announcements.  You also understand that the Company may disclose your Employee Personal Information to a third party administrator for the purpose of administering your employment relationship with the Company, and you consent to such disclosure.

14.          Other Provisions:  This Agreement and enclosures contain our entire understanding with respect to your employment with the Company, and can be amended only in writing signed by you and the Chief Executive Officer of the Company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this Agreement.  In the event that any provision or part of this Agreement is deemed void or invalid by a court, the remaining provisions or parts will remain in full force and effect.  The rights which accrue to the Company under this Agreement shall pass to its successors or assigns, and by your signature on this Agreement you expressly consent to such assignment.  Your rights under this Agreement are not assignable or transferable in any manner.

15.          Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

16.          Opportunity to Consider:  You acknowledge and agree that you have taken the necessary time to consider this Agreement and have obtained (or, as a freely taken decision, chosen not to obtain) independent legal advice concerning the interpretation and effect of this Agreement.

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Sincerely,

ActivIdentity (Canada) Inc.

Per:	Suzanne Stewart
Director, Global Human Resources

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EMPLOYEE’S ACCEPTANCE

I have read, understood and agree with the foregoing.  I have had a reasonable opportunity to consider this Agreement and the matters set out therein.  I accept continued employment with the Company on the terms and conditions set out in this Agreement and agree that the terms and conditions set out in this letter constitute a binding agreement between me and the Company.

I agree to accept the notice (or pay in lieu of notice) and continuation of employment benefits as stipulated in this Agreement, provided such terms are satisfied by the Company, in full satisfaction of any and all claims that I may have upon the termination of my employment, including my rights under the ESA, and any rights which I may have at common law, and I hereby waive any claim to any other payments or benefits from the Company.  I specifically agree to execute a release to that effect, if, as and when requested by the Company upon the termination of my employment.

Receipt of a copy of this Agreement is hereby acknowledged.

/s/ JOHN BOYER
John Boyer
Sr. Vice President, Engineering

March 4, 2009